EXHIBIT10.25

AMENDMENT TO terms of employment

THIS AMENDMENT TO TERMS OF EMPLOYMENT (this “Amendment”) is entered into as of January 1, 2015 (the “Effective Date”), between Tile Shop Holdings, Inc. (the “Company”) and Robert A. Rucker (“Executive”).

RECITALS

WHEREAS, the parties entered into a written agreement governing Executive’s employment with the Company as its Chief Executive Officer and President on June 24, 2012, which includes the Company’s form of waiver and general release attached as Exhibit A thereto and the Company’s Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement attached as Exhibit B thereto (together, the “Employment Agreement,” attached hereto as Appendix 1);

WHEREAS, the parties intend for Executive to transition from the role of Chief Executive Officer and President to an advisory role for the Company; and

WHEREAS, the parties have mutually agreed to memorialize the terms of such transition.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Amendment, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.     Term of Employment. The parties agree that the terms of the Employment Agreement remain in full force and effect except as modified by a specific provision of this Amendment. The parties further agree that Executive shall transition from the position of Chief Executive Officer and President to the position of Advisor to the Chief Executive Officer and President, effective January 1, 2015, and that Executive shall remain a full-time, regular employee of the Company through the close of business on July 31, 2015. From August 1, 2015 until July 31, 2016, Executive shall provide services to the Company on an as-needed, consulting basis pursuant to an agreement to be entered into between the parties.

2.     Compensation. Provided that Executive performs his obligations to the Company, he shall receive the following compensation:

A.     Base Salary. Executive shall receive a base salary of $455.00 per week for all services performed through July 31, 2015.

B.      Benefits. Executive shall receive the benefits he currently receives for health, dental and life insurance (the “Current Benefits”) through July 31, 2015 on the same terms and subject to the same conditions as currently apply to him. Thereafter, Executive may elect to continue the eligible Current Benefits under his COBRA rights (the “COBRA Benefits”). If Executive elects the COBRA Benefits, then, subsequent to the expiration of such COBRA Benefits (i.e., 18 months after August 1, 2015), the Company shall acquire on Executive’s behalf replacement benefits comparable to the Current Benefits (the “Replacement Benefits”) so long as the cost of such benefits is commercially reasonable as determined by the Company. The Company will pay the cost of the COBRA Benefits and thereafter the cost of the Replacement Benefits and report such costs as fully taxable income to Executive; provided, however, the Company may, in its sole discretion, discontinue paying such benefits at any time upon 90 days prior written notice to Executive; and, provided further, if the Company determines in its sole discretion that payment of the premiums for either or both of the COBRA Benefits or the Replacement Benefits would result in a violation of any law or rule applicable to such COBRA Benefits or Replacement Benefits, the Company may elect to instead pay Executive a fully taxable cash payment, payable on a monthly basis, which Executive may, but is not required to, use for the payment of premiums for such COBRA Benefits or Replacement Benefits.

3.      Duties During and After Termination of Employment. For the duration of his employment with the Company and thereafter while serving as a consultant, Executive shall provide advisory services as reasonably requested by, and shall report to, the Company’s Chief Executive Officer and President.

4.     Termination. Executive’s employment with the Company shall automatically end at the close of business on July 31, 2015 and Executive’s consulting relationship with the Company shall automatically end at the close of business on July 31, 2016, in each case without further action required by either party. When Executive’s employment with the Company ends, for any reason, and when Executive’s consulting relationship with the Company ends, for any reason, the Company shall, in each case, pay Executive or Executive’s successors in interest only: (1) the unreimbursed out-of-pocket expenses incurred by Executive on behalf of the Company prior to the date of termination in accordance with the Company’s normal business practices; and (2) any amounts or benefits to which Executive is entitled under the Company’s applicable benefit plans in accordance with the terms of such benefit plans or applicable law. Except as provided in paragraph 2B hereof, upon the termination of his relationship with the Company for any reason, Executive shall not be entitled to additional pay or benefits of any nature including but not limited to the severance amounts set forth in the Employment Agreement. Termination of Executive’s employment shall not automatically affect Executive’s service on or nomination to the Company’s Board of Directors; rather, such service and nomination shall be considered by the Company’s Board of Directors in accordance with the ordinary fulfillment of its duties.

5.      Representations. Executive represents and warrants that: (1) he has had the opportunity to review this Amendment with counsel of his own selection before signing it, (2) he has carefully read and understands this Amendment, and (3) he acknowledges that he is bound by the Company’s Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement, and that he has complied with its terms in all respects and that he will continue to do so.  The Company represents to Executive that the indemnification in his current indemnification agreement shall continue to apply to actions while an executive of the Company notwithstanding his termination of employment, all in accordance with its terms.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the day and year first above written.

TILE SHOP HOLDINGS, INC.

/s/ William E. Watts

By: William E. Watts

Chairman of the Board of Directors

/s/ Robert A. Rucker

Robert A. Rucker